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NeoGenomics Announces Proposed Public Offerings of Common Stock and Convertible Senior Notes

Fort Myers, Florida (April 29, 2020) - NeoGenomics, Inc. (NASDAQ: NEO) (the “Company”), a leading provider of cancer-focused genetics testing services, today announced that it has commenced proposed underwritten public offerings of approximately $100,000,000 of newly issued shares of common stock (the “common stock offering”) and $150,000,000 aggregate principal amount of convertible senior notes due 2025 (the “notes) (the “notes offering”). In addition, NeoGenomics expects to grant the underwriters of the offerings a 30-day option to purchase up to an additional (a) $15,000,000 of shares of its common stock at the public offering price, less underwriting discounts and commissions, and (b) $22,500,000 aggregate principal amount of the notes, less underwriting discounts and commissions and solely to cover over-allotments with respect to the notes offering. Neither the completion of the common stock offering nor the notes offering is contingent on the completion of the other. The underwriters of the common stock offering are also offering up to $40,000,000 of shares of NeoGenomics common stock borrowed from third parties (the “short sale”) and will use the resulting short position to facilitate hedging transactions by some of the purchasers of the notes. The notes offering and the short sale are contingent upon one another. The offerings are subject to market and other conditions, and there can be no assurance as to whether or when the offerings may be completed, or as to the actual size or terms of the offerings.

The notes will be senior, unsecured obligations of NeoGenomics, bearing interest semi-annually and are expected to mature on May 1, 2025, unless earlier converted or repurchased. Prior to the close of business on the business day immediately preceding February 1, 2025, the notes will be convertible at the option of holders only in certain circumstances and during certain periods, and thereafter, the notes will be convertible at any time until the close of business on the business day immediately preceding the maturity date, in either case into cash, shares of NeoGenomics’ common stock or a combination thereof, at NeoGenomics’ election. Holders of the notes will have the right to require NeoGenomics to repurchase all or any portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date, upon the occurrence of certain fundamental changes. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the notes offering.
Morgan Stanley, BofA Securities, and SVB Leerink are acting as representatives of the underwriters and book-running managers for the offerings.
NeoGenomics intends to use the net proceeds from these offerings for general corporate purposes and to repay borrowings under its term loan facility. NeoGenomics may use a portion of the net proceeds to acquire or invest in complementary businesses and technologies.
The notes offering will be made pursuant to an automatic shelf registration statement (including a prospectus) filed with the Securities Exchange Commission ("SEC") on April 29, 2020 which became effective upon filing and is available on the SEC's website at www.sec.gov. The common stock offering will be made pursuant to an automatic shelf registration statement (including a prospectus) filed with the SEC on May 20, 2019 which became effective upon filing, and a preliminary prospectus supplement

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related to the common stock offering and the short sale has been filed with the SEC and is available on the SEC's website at www.sec.gov. Alternatively, copies of the notes offering preliminary prospectus and the common stock preliminary prospectus supplement may be obtained from: Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York , NY 10014; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attn: Prospectus Department or email: dg.prospectus_requests@bofa.com; or SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, telephone: 1-800-808-7525 ex. 6218 or email: syndicate@svbleerink.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus for the notes offering and the prospectus supplement and the accompanying prospectus for the common stock offering and short sale.
About NeoGenomics, Inc.
NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company's Pharma Services Division serves pharmaceutical clients in clinical trials and drug development.
Headquartered in Fort Myers, FL, NeoGenomics operates CAP accredited and CLIA certified laboratories in Ft. Myers and Tampa, Florida; Aliso Viejo, Carlsbad, Fresno and San Diego, California; Houston, Texas; Atlanta, Georgia; Nashville, Tennessee; and CAP accredited laboratories in Rolle, Switzerland, and Singapore. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia.

Forward Looking Statements
Certain statements contained in this press release that are not historical, including but not limited to those regarding NeoGenomics' planned offerings of common stock and convertible senior notes and anticipated use of the net proceeds, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that the offerings will be consummated on the terms described above or at all. Consummation of the offerings and the terms thereof are subject to numerous conditions, many of which are beyond the control of the NeoGenomics, including: the prevailing conditions in the capital markets; interest rates; and economic, political and market factors affecting trading volumes, securities prices or demand for the Company's securities. As a result, this press release should be read in conjunction with the NeoGenomics' periodic filings with the SEC and the offering documents for the notes offering and the common stock offering and short sale.

For a discussion of risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see "Risk Factors" in the NeoGenomics' Annual Report on Form 10-K, for the most recently ended fiscal year and in its Quarterly Report on Form 10-Q filed with the SEC on April 29, 2020, and the notes offering preliminary prospectus and common stock offering preliminary prospectus supplement filed with the SEC on April 29, 2020.

For further information, please contact:

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NeoGenomics, Inc.
William Bonello
Director, Investor Relations
(239) 690-4238 (w)
(239) 284-4314 (m)
bill.bonello@neogenomics.com

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